UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2009 alpha-En Corporation

 (Exact name of registrant as specified in its charter)

Delaware	001-12885	95-4622429
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

120 White Plains Road
Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (914) 631-5265

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

alpha-En Corporation

February 25, 2009

Item 1.01.        Entry into a Material Definitive Agreement.

On February 25, 2009, we entered into a Technology License Agreement with the Amendola Family Trust, a trust created by Steven Amendola.  Pursuant to the License Agreement, we acquired an exclusive, worldwide, perpetual license to use certain proprietary technology for manufacturing metallic lithium for use in batteries and other fields.  We believe this technology allows for the manufacture of metallic lithium more efficiently and more inexpensively than current methods. Lithium batteries are used in laptops, cell phones, digital cameras, i-pods, power tools and thousands of other high technology devices and applications.

More broadly, the License Agreement grants to us the rights to use, further license, sublicense and subcontract the technology to third parties for the purification, manufacture, purchase of components, quality inspection, assembly, testing, installation, commissioning and operation of the manufacturing process and sale of metallic lithium in or for batteries and related devices and other fields.  A patent application relating to the licensed technology is pending.

In consideration for the license grant, we issued 1,000,000 shares of our common stock to the Amendola Family Trust, and have agreed to pay the licensor a royalty of (i) $1.00 per kilogram of lithium product manufactured and sold, and (ii) in the event sodium is produced out of the manufacture of lithium, $0.10 per kilogram of sodium manufactured and sold.  The royalty is payable by us quarterly and subject to audit rights by the licensor.

Additionally, we have agreed to issue to the Amendola Family Trust a further 2,000,000 shares of our common stock, but which shares are restricted and subject to forfeiture if there has not been at least $1,000,000 in total commercial sales of licensed products by February 25, 2012 (three years after the date of the License Agreement).

We have also agreed to issue to the Amendola Family Trust, an option, exercisable only in the event commercial sales reach $1,000,000 as noted above and for five years after the date of the License Agreement, to purchase up to such number of shares of our common stock (“option shares”) such that the option shares, when added to the number of shares of common owned by the Amendola Family Trust or any of its affiliates prior to exercise of the option, will be equal to 19% of the total number of outstanding shares of our common stock after the exercise of the option, at an exercise price that is the same price as then current sales by us of our shares during the term of the License Agreement.

Steven Amendola, the executor of the Amendola Family Trust, has 25 years of scientific experience focused on metalergy, chemistry and alternate energy.  He holds more than 20 issued patents in these fields with others currently pending.  Mr. Amendola founded Millenium Cell, Inc. (a hydrogen development company) and is currently founder and Chief Executive Officer of RSI Silicon Products LLC (a silicon cell manufacturer for solar energy).

We expect our future operations will be centered around metallic lithium battery technology (an estimated market in excess of $1.0 billion according to independent industry sources).  No assurance can be given, however, that we will be successful in these efforts.

Item 3.02.        Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this current report on Form 8-K regarding the issuance of our shares of common stock is incorporated by reference into this Item 3.02. The issuance of these shares under the License Agreement to the Amendola Family Trust was determined to be exempt from registration under the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 2, 2009	ALPHA-EN CORPORATION

	By:	/s/ Jerome I. Feldman
Jerome I. Feldman
Chairman of the Board